Separation Agreement and Release

This Separation Agreement and Release (the “Agreement”), dated September 27, 2012, is between CMG Holdings Group, Inc., a Nevada Corporation (the “Company”) at 5601 Biscayne Blvd. 2nd. Floor,  Miami Florida 33137, and Alan Morell, an individual. (the “Employee”).

WITNESSETH:

WHEREAS, the Employee is presently employed by the company as Chief Executive Officer and Chairman pursuant to an Employment Agreement dated January 10, 2010; and

WHEREAS, the parties acknowledge that there are certain payments due Employee pursuant to the Employment Agreement and that the Employee has made or secured certain loans or advances to the company, all or a portion of which remain outstanding or unpaid; and

WHEREAS, the parties mutually wish to terminate the Employment Agreement between them and provide for the payment of any amounts due Employee and compensation to the Employee for the sums loaned, secured or guaranteed to or on behalf of the Company; and

WHEREAS, the parties mutually wish provide for a termination and cancelation of any ongoing or future obligations each to the other as may have been created pursuant to the terms of the employment agreement:

NOW THEREFORE, in consideration of the premises and mutual covenants, conditions and agreements contained herein and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.           Termination of Employment Agreement.  The Employment Agreement executed by and between the parties is terminated by mutual consent as of the date of this agreement and parties’ obligations with respect to said agreement, other than as provided herein, are likewise terminated.  Employee shall tender his resignation as an officer and director of the Company effective upon the execution of this agreement.  Notwithstanding any provisions of the Employment Agreement to the contrary, the Non-Compete provisions contained in said agreement are likewise terminated.

2.           Compensation. In exchange for the mutual termination of the Employment Agreement and the release of all past or further obligations of the Company, Employee shall be compensated as follows:

(a)           Salary.  As of the date of this agreement Employee is due salary for the entire calendar year of 2011 and the first nine months of 2012 in the total amount of $525,000.00.  Upon complete execution of this agreement by all parties, the Company shall deliver to Employee a convertible promissory note in the principle amount of $525,000.00.  Said note shall payable, in lump sum, within 15 months of the date of its delivery and shall bear interest at the rate of two percent (2%) per annum.  Said note may be converted, at the option of either Party hereto, into restricted common stock of the Company at any time after November 15, 2012. The conversion price shall be six cents (.06) per share, subject to adjustments provided for in the note. The note may be prepaid in whole or in part at any time prior to maturity.

(b)           Smith Barney Credit Line.   During the term of Employee’s employment with the Company, the Company obtained a credit line through Smith Barney.  Said credit line was secured by a lien on a securities account owned by Employee and, from time to time, Employee has been obligated to make certain payments on the line to protect his assets pledged as security for the credit line.  As of the date of this agreement, the outstanding balance of the credit line is approximately $112,000.  As of the date of this Agreement, Employee agrees to assume all obligations for said line and satisfy same. Employee shall assume the obligations and hold the Company harmless from any and all obligations or demands thereon.  As compensation to Employee for assumption and satisfaction of this obligation, upon the execution hereof the Company shall deliver to Employee a convertible promissory note in the principle amount of $112,000.00.  Said note shall payable, in lump sum, within 6 months of the date of its delivery and shall bear interest at the rate of two percent (2%) per annum. Said note may be converted, at the option of either Party hereto, into restricted common stock of the Company at any time after November 15, 2012. The conversion price shall be four cents (.04) per share, subject to adjustments provided for in the note. The note may be prepaid in whole or in part at any time prior to maturity.

3.           Mutual Releases.

(a)        In exchange for mutual termination of the Employment Agreement and the compensation and benefits provided for herein, the Parties hereto acknowledge a full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE each other from any and all liabilities, actions, causes of action, contracts, agreements, promises, claims and demands of any kind whatsoever, in law or equity, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, which they, their heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment with the Company to the day of the date of this Agreement, arising out of or relating to Employee’s employment, compensation and benefits with the Company and/or the termination thereof including, without limitation, contract claims, benefit claims, tort claims, harassment, defamation and other personal injury claims, fraud claims, whistleblower claims, unjust, wrongful or constructive dismissal claims and any claims under any municipal, state or federal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys' fees with respect thereto.

(b)        By signing this Agreement and Release and by acceptance of the compensation and benefits provided for herein, the Parties hereby WAIVE, RELEASE AND COVENANT NOT TO SUE each other with respect to any matter relating to or arising out of Employee’s  employment, compensation and benefits with the Company and/or the termination thereof, and agree that neither they nor any person, organization or entity acting on their behalf will (i) file or participate or join in, encourage, assist, facilitate or permit the bringing or maintenance of any claim or cause of action against the other, whether in the form of a federal, state or municipal court lawsuit or administrative agency action or otherwise, on the basis of any claim arising out of or relating to Employee’s employment, compensation, and benefits with the Company and/or the termination thereof or (ii) seek reinstatement, reemployment or any other relief from the Company, however that relief might be called, whether back pay, compensatory damages, punitive damages, claims for pain and suffering, claims for attorneys' fees, reimbursement of expenses or otherwise, on the basis of any such claim, except for claims for a breach of this Agreement and Release.  Nothing contained herein shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of either Party hereto. It is expressly understood and agreed that this Agreement and Release shall act as a complete bar to any claim, demand or action of any kind whatsoever brought by either Party against the other relating to Employees employment, compensation and benefits with the Company and/or the termination thereof, except for claims for breach of this Agreement and Release.

4.           Confidential Information. . Employee acknowledges that, by reason of his position with the Company, he has been given access to confidential or proprietary materials or information respecting the Company's business affairs. Employee represents that he has held all such information confidential and will continue to do so, and that, unless he first secures the Company's written consent, he shall not directly or indirectly publish, market or otherwise disclose, advise, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such secret, confidential or proprietary information or relationships of the Company ("Trade Secrets"), of which Employee became aware or informed during his employment with the Company, unless the Company shall have first given its express written consent to such publication, disclosure, marketing or use, except to the extent that such Trade Secrets a) were known to Employee at the time of their receipt, b) were in or have become part of the public domain (otherwise than through Employee), c) were known to the recipient prior to the disclosure, or d) are required to be disclosed by a court or governmental agency.  Such Trade Secrets are and shall continue to be the exclusive proprietary property of the Company whether or not they were disclosed to or developed in whole or in part by Employee.  Such "Trade Secrets" include, without limitation, subscriber lists, marketing plans and programs, studies, and strategies of or about the Company or its business, customers or suppliers, which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure.

5.           Modifications.  This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

6.          Governing Law.   This Agreement and Release shall be subject to, governed by and interpreted in accordance with the laws of the State of Florida. The Parties agree that venue for any proceeding to enforce or interpret the provisions of this agreement shall be the Circuit Court in and of Miami-Dade County, Florida.

7.         Confidentiality.  This Agreement and Release and the terms hereof shall be kept confidential other than as may be required disclosures under applicable securities reporting laws.

8.        Entire Agreement.  This Agreement and Release contains the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates any and all previous agreements of any kind whatsoever between the parties, whether written or oral, relating to Employee’s employment, compensation and benefits with the Company and/or the termination thereof. This is an integrated document.

9.        Enforcement.  The parties agree that this Agreement and Release may be specifically enforced in court and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release. In the event of litigation in connection with or concerning the subject matter of this Agreement and Release, the prevailing party shall recover all the
Party’s costs, expenses and attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

10.       Severability. The provisions of this Agreement shall be considered severable in the event that any of such provisions are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable. Such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are valid and enforceable and which are as similar as possible in term and intent to those provisions deemed to be invalid, void or otherwise unenforceable. Notwithstanding the foregoing, the remaining provisions hereof shall remain enforceable to the fullest extent permitted by law.

11.       Assignability. This Agreement shall not be assignable by the Employee, but shall be binding upon and shall inure to the benefit of his heirs, executors, administrators and legal representatives. This Agreement shall be assignable by the Company to any affiliate, subsidiary or division thereof and to any successor in interest.

12.       Waiver and Further Agreement.  Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition hereof nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

13.        Headings of No Effect.  The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CMG HOLDINGS GROUP, INC.

By:     /s/James Ennis
James Ennis, Chief Financial Officer

EMPLOYEE

By:     /s/Alan Morell
Alan Morell